UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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May 1, 2006
A special publication covering topics related to the BellSouth and AT&T merger.
>>MERGER Report
Ackerman introduces Whitacre to employees
I’ve known Ed Whitacre for a long time. I really want you to be able to get to know him the way I know him... He started as a lineman in SBC (in 1963). And he’s lived the American dream. He’s been chairman and CEO at AT&T (SBC, before November 2005) for 17 years. That itself is a real mark in a world where the tenures of CEOs are getting shorter and shorter.
In a recent meeting with BellSouth employees, he commented on the pending merger and addressed some frequently asked questions.
•  Duane Ackerman, BellSouth chairman and CEO
Whitacre answers merger-related questions
What is your overall view of the pending merger and its benefits?
It’s a great merger we put together. I believe that. I believe that with all my heart... If you think about what we’ve done here, you heard all the statistics, but what we’ve really done is put two great assets together. That’s the people of BellSouth, the people of AT&T, to do the job for the customer and the stockholder going forward.
It will be nice to have all of Cingular in one place so we can offer that as a bundle to all our customers nationwide...We’re going to have a lot bigger broadband footprint because you have a lot of broadband, we have a lot of broadband, and we’re going to run TV over that...So we look forward to getting into that business. That will be fun.

MERGER Report May 1, 2006	1

WHITACRE ANSWERS MERGER-RELATED QUESTIONS
If you think about AT&T and BellSouth, you have a lot of business customers. We do, too. We have them worldwide. This opens up a whole new area for us in the enterprise business markets. We have a great deal of consumers. We are all oriented to the same thing, and that’s to give good customer service, make this a good place to work.
I promise you that AT&T is a good place to work. It’s a company that cares about its employees. I want you to know that first and foremost...
We had all our management people in AT&T together (recently)... about 4,000 of us. The one thing they asked me to do was to tell you that they’re really looking forward to getting to know you, and they think we’ll be terrific together.
How do you foresee the consolidation of jobs affecting the Atlanta area economy?
Cingular is pretty much unaffected because Cingular is going to stay here (in Atlanta).
In terms of the other, if you look at our business and what we’re trying to do, are we in the TV business yet? No. You think there are some jobs in this TV business if we’re successful? I think there are a lot... So we’re on the cusp of probably growing a lot of jobs in part of our segment.
Sure, we’re going to consolidate some. (But) our business is not one where you can install telephones from San Antonio, Houston, Dallas or Atlanta. You have to be on the ground where it happens. There’s not going to be a whole lot of movement in those kinds of positions. In fact, there’s not going to be a whole lot of movement, period, in this deal.
What it is going to do, though, is let us consolidate what we have now, four networks. BellSouth has a network. Old SBC has a network. AT&T has a network. Cingular has a network. One network is better than four. One network is more efficient. One network can provide the customers what we need to do, and do it quicker. It’s more nimble. We’re going to put those networks together over time...
But ... I truly believe that not much will happen in terms of movement when you consider the whole thing.
The Cingular brand has been very successful, especially with the younger target market. Why was the decision made to eliminate the Cingular brand?
Oh, I could give you a lot of statistics. But I guess the bottom line is we own them, and I like AT&T. ...I think you go to your customers, you don’t say, “Oh, incidentally, we handle Cingular.” I don’t think you do that... But I really think AT&T is a great brand name, a little tarnished over the last few years, but it’s worldwide and it’s known by everybody. It’s still pretty good. It’s going to be a lot better. We’re spending lots of money bringing the brand name back. I just believe it works better with one name.
How soon after the merger is completed will BellSouth employees begin to find out whether they have employment or not at AT&T?
We have a team... they’re going to work together to the extent we can to figure out in advance... before we close, pretty much who goes where, what organizations will move, which ones won’t. And then immediately after close, it’s our intent to tell everybody real quick what happens.
But, again, don’t overplay that because this is a big company. We’re a service business. There will be some movement. It’s not huge. In fact, it’s quite small when you look at the total. We’re not buying BellSouth for its name. We’re buying it because of you.
From the perspective of AT&T, what do you see in BellSouth that we do well? What is attractive about us?
You have growth. You have very capable people. You have a modern network. You have modern systems. You do a lot of things very well. In fact, you lead all of us. We still benchmark ourselves against each other. You’re ahead of us in a lot of places. That has to be attractive. Those good results only come from one place, though, and that’s the people that work for the company... That’s very attractive.
In addition to historical information, this document may contain forward-looking statements regarding the proposed merger with AT&T. Factors that could prevent or delay completion of the proposed merger with AT&T, could affect the future results of the merged company and could cause the merged company’s actual results to differ from those expressed in the forward-looking statements include: (i) our and AT&T’s ability to obtain governmental approvals of the proposed merger on the proposed terms and contemplated schedule; (ii) the failure of AT&T shareholders to approve the issuance of AT&T common shares in the merger or the failure of our shareholders to approve the merger; (iii) the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; (iv) the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC, may not be fully realized or may take longer to realize than expected; (v) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (vi) those factors contained in the preliminary proxy statement relating to the proposed merger filed with the SEC.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www. sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site ( www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.

MERGER Report May 1, 2006	2